UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 15, 2009
APACHE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-4300	41-0747868
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)
2000 Post Oak Boulevard
Suite 100
Houston, Texas 77056-4400
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (713) 296-6000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01. Financial Statements and Exhibits
SIGNATURES
INDEX TO EXHIBITS
EX-10.1

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On January 15, 2009, Raymond Plank retired as Chairman of the Board and an employee of the Company and as a director of the Company. Mr. Plank founded the Company in 1954 and had served as an officer of the Company since 1954 (President and/or Chief Executive Officer from 1954 to 2002 and Chairman of the Board since 1979). He had been a director of the Company since 1954. G. Steven Farris, Apache’s president, chief executive officer and chief operating officer since 2002, succeeds Mr. Plank as chairman.
     Also on January 15, 2009, the Company and Mr. Plank entered into an amendment and restatement (the “New Agreement”) of his employment agreement dated December 5, 1990, as previously amended (the “Old Agreement”). The material terms and provisions of the New Agreement are as follows. As he had agreed to do under the Old Agreement, Mr. Plank agreed to provide consulting services to the Company for the remainder of his life. Under the New Agreement, the Company paid Mr. Plank a one-time lump sum cash payment of $13,576,323, in lieu of its obligation under the Old Agreement to pay him annual compensation for the remainder of his life for such consulting services equal to 50% of his annual rate of compensation at the time of his retirement as an officer. The Company also paid Mr. Plank a cash payment of $6,285,819 in respect of his unvested stock options, SAP grants and restricted stock units, which were cancelled, and $5,400,000 as a founder’s achievement and performance award for 54 years of service to the Company, guiding it from its founding as a small domestic U.S. company with initial capital of $250,000 to an international oil and gas company with an enterprise value at year-end 2008 of approximately $27 billion and significant assets and operations on five continents. The Company will award Mr. Plank a cash bonus for 2008 to be determined and paid in February under the incentive plan for senior officers, in accordance with the usual practices and procedures of the Management Development & Compensation Committee and the Board of Directors. In support of the consulting services he is to provide during the initial two-year period, the Company will provide Mr. Plank with Houston office space and secretarial support through December 31, 2010, plus continued use of a Houston apartment and access to a Company car and driver through that date, consistent with current arrangements. The Company will also provide him up to 60 hours per year of aircraft usage in 2009 and 2010. As provided in the Old Agreement, the Company will pay $750,000 to Mr. Plank’s designee or estate upon his death and will provide him health, dental and vision benefits during the remainder of his life. In addition, Mr. Plank agreed not to engage in or have a financial interest in any business that is competitive to the business of the Company for the remainder of his life, as provided in the Old Agreement, subject to de minimis exceptions, and he executed a waiver and release of any potential compensation or other claims he may have against the Company.
     A copy of the agreement dated January 15, 2009 between the Company and Mr. Plank is filed as an exhibit to this Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	Restated Employment and Consulting Agreement, dated January 15, 2009, between Apache Corporation and Raymond Plank

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APACHE CORPORATION
Date: January 16, 2009	/s/ Roger B. Plank
Roger B. Plank
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Restated Employment and Consulting Agreement, dated January 15, 2009, between Apache Corporation and Raymond Plank